EXHIBIT 99.1

                                     PRESS RELEASE


Miami, FL - August 15, 2001 - EUROPEAN MICRO HOLDINGS, INC. (OCTBB: EMCC), an independent, focused distributor of microcomputer products, made the following announcements today:

        o European Micro Plc's principal lender in Europe, Natwest, has restructured its loan by lowering its borrowing base and reducing the loan amount to 620,000 pounds sterling. European Micro Plc is a wholly-owned subsidiary of European Micro Holdings, Inc. This restructuring will materially impair European Micro Plc's ability to finance its operations, to purchase inventory and to continue as a going concern.

        o Mr. John P. Gallagher has notified European Micro Holdings, Inc. that he intends to declare his loan to European Micro Holdings in the amount of $659,139 due and payable. This loan relates to the purchase of American Micro Computer Center by European Micro Holdings. In such event, Mr. John B. Gallagher, Co-President and Co-Chairman of European Micro Holdings, has indicated that he would also declare his loan to European Micro Holdings in the amount of $659,139 due and payable. European Micro Holdings does not have sufficient funds to satisfy these obligations and therefore a default is likely to occur. Upon a default, Messrs. Gallagher would, under the terms of a pledge agreement, be entitled to take back their shares of stock in American Micro Computer Center. This would result in European Micro Holdings no longer owning an interest in American Micro Computer Center.

        o The combination of the events described above will materially impair European Micro Holdings ability to continue as a going concern.

Statements contained in this news release regarding its financing arrangement and ability to meet certain financial obligations are forward-looking statements, subject to uncertainties and risks, many of which are summarized under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended June 30, 2000 as filed with the Securities and Exchange Commission. Forward-looking statements by their nature involve substantial risks and uncertainties. As a result, actual results may differ materially depending on many factors, including those described above. The Company cautions that historical results are not necessarily indicative of the Company's future performance.

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